Exhibit 99.1

Accel-KKR Completes Acquisition of SciQuest • Total Transaction Value of Approximately $509 Million • SciQuest Becomes a Private Company

MORRISVILLE, N.C. – July 28, 2016 – SciQuest, Inc., a leading provider of end-to-end spend management solutions delivering value beyond savings, today announced that affiliates of Accel-KKR, a leading technology-focused private equity firm, have completed their acquisition of the Company for approximately $509 million. With this transaction completed, SciQuest’s stock has ceased trading on the Nasdaq Global Select Market.

“As a private company, we will be better able to prioritize long-term benefits and strategic goals to generate more value for customers, employees, partners and suppliers. Areas of increased emphasis include innovation, thought leadership and efficiency,” said Stephen Wiehe, Chief Executive Officer of SciQuest.

“We look forward to working with SciQuest to build on its foundation of delivering leading technology, customer engagement and measurable results,” said Tom Barnds, Managing Director of Accel-KKR.

About SciQuest

SciQuest is a leading provider of end-to-end spend management solutions delivering value beyond savings. Through the continued release of key innovative technology and a fanatical drive toward making our customers successful, we deliver exceptional value in user experience, productivity and operational efficiency. Our cloud-based, mobile-enabled, source-to-settle platform addresses all stages of procurement from the automation of core processes to enabling sophisticated, strategic and multifaceted sourcing solutions. We specialize in handling simple procurement needs to the most advanced supplier and supply chain requirements. Morrisville, NC-based SciQuest serves a wide range of industries and organizations including many of the Global Fortune 500. For more information visit http://www.sciquest.com.

To join the conversation, please visit our blog at http://www.sciquest.com/blog or follow us on Twitter @SciQuest.

About Accel-KKR

Accel-KKR is a technology-focused investment firm with $4.0 billion in capital commitments. The firm invests in software and IT enabled businesses well-positioned for topline and bottom-line growth. At the core of Accel-KKR’s investment strategy is a commitment to developing strong partnerships with the management teams of its portfolio companies and a focus on building value through significant resources available through the Accel-KKR network. Accel-KKR focuses on middle-market companies and provides a broad range of capital solutions from minority-growth investments to buyouts, recapitalizations, divisional carve-outs and going-private transactions. The firm has offices in Menlo Park, Atlanta and London. For more information, please visit http://www.accel-kkr.com.

SciQuest Media contact:

SciQuest, Inc.

Roberta Patterson, 919-659-2230

rpatterson@SciQuest.com

Edelman for SciQuest

Megan Smith, 404-832-6776

Megan.smith3@edelman.com

SciQuest Investor contact:

Jamie Andelman

SciQuest, Inc., 919-659-2322

jandelman@sciquest.com

Accel-KKR Media contact:

KEKST for Accel-KKR

Todd Fogarty, 212-521-4854

Todd.fogarty@kekst.com